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                                                                    EXHIBIT 10.3

[PRESBY CORP LETTERHEAD]

                                Date: May 5, 1999

CONFIDENTIAL

Mr. C. Daniel Myers
Executive Vice President
CIBA Vision Corporation
11460 Johns Creek Parkway
Duluth, GA 30097

Dear Mr. Myers:

          In connection with your interest in a possible transaction (the "Proposed Transaction"), that may involve one or more products or services developed or created by RAS Holding Corp or its subsidiaries, Presby Corp, PC Lens Corp, and Medical Internet Technologies, Inc. (together "the Companies"), we will furnish to you, upon your execution and delivery to us of this letter agreement, certain information developed or created by or relating to the Companies.

          As used in this letter agreement, the term "Proprietary Information" means all information developed or created by or relating to the Companies, including but not limited to, any patentable inventions and original works of authorship, such as computer software, customer lists, specifications, business or financial plans, financial data, trade secrets, and the like, which is furnished by us or our Representatives (as defined below), except information which (a) is or becomes generally available to the public other than as a result of disclosure by you or your Representatives in violation of this agreement, (b) was available to you on a nonconfidential basis prior to its disclosure by us or our Representatives or (c) becomes available to you on a nonconfidential basis from a person or entity other than us or our Representatives who is not otherwise prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation to us. As used in this letter agreement, the term "Representative" means, with respect to a specified person or entity, such person's or entity's affiliates, directors, officers, employees, agents, and advisors (including, without limitation, financial advisors, counsel, and accountants.

          You shall (i) inform your Representatives of the terms and conditions of this letter agreement, (ii) obtain the agreement of your Representatives to be bound by the terms and conditions hereof, and (iii) remain responsible for any breach of this letter agreement by your Representatives.

          Subject to the next paragraph and except as required by law, judicial or governmental order, discovery request, or other legal process or pronouncement, you agree (a) to keep all Proprietary Information confidential and not to disclose or reveal any

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[PRESBY CORP LOGO]

Proprietary Information to any person or entity other than your Representatives,
(b) to refrain from using Proprietary Information for any purpose other than in connection with your evaluation or implementation of the Proposed Transaction and (c) to refrain from disclosing to any person or entity (other than your Representatives) the existence of or any information about the Proposed Transaction, or the terms or conditions relating thereto.

          In the event you are requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Proprietary Information, you agree that you will provide us with reasonably prompt notice of such request or requirement in order to enable us to seek an appropriate protective order or other remedy, to consult with you with respect to our taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this letter agreement. In any such event you will, at our request and expense, reasonably cooperate with our efforts to ensure that all Proprietary Information that is so disclosed will be accorded confidential treatment.

          You and we agree that until a definitive agreement relating to the Proposed Transaction has been executed by you and us (except as expressly provided in this letter agreement), neither we nor any of our Representatives, nor you or any of your Representatives are under any legal obligation and shall have no liability of any nature whatsoever with respect to the Proposed Transaction by virtue of this letter agreement or otherwise.

          If at any time you decide that you do not wish to continue discussions with the Companies or proceed with the Proposed Transaction, you will promptly inform the Companies of that decision. In that case, or at any time upon the request of the Companies for any reason, you will promptly deliver to The Companies all documents (and all copies thereof) furnished to you or your Representatives by or on behalf of the Companies pursuant hereto. In the event of such a decision or request, all other Proprietary Information prepared by you or your Representatives shall be destroyed and no copy thereof shall be retained by you or your Representatives. Notwithstanding the return or destruction of the Proprietary Information, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

          You agree that money damages would not be sufficient remedy for any breach of this agreement by you or your Representatives and that in addition to all other remedies the Companies shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. If you or your Representatives breach this agreement, then you or your Representatives will reimburse the Companies for its reasonable costs and expenses in connection therewith.

          This letter agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that State.

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[PRESBY CORP LOGO]

          This letter agreement contains the entire agreement between you and us concerning confidentiality of the Proprietary Information, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon you or us, unless approved in writing by each of you and us.

          Please confirm your agreement with the foregoing by signing and returning to the undersigned a copy of this letter agreement.

                                          Very truly yours,

                                          RAS Holding Corp


                                          By: /s/ Mark A. Cox
                                             ---------------------------------

                                          Name:  Mark A. Cox

                                          Title: Vice President, Secretary & CFO

Accepted and Agreed as of
the date first written above:

By: /s/ C. Daniel Myers
    ----------------------------

Name:     C. Daniel Myers

Company:  CIBA Vision Corporation

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